Exhibit 5.1

[Weil, Gotshal & Manges LLP letterhead]

December 16, 2011

Kinder Morgan, Inc.

500 Dallas Street, Suite 1000

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan, Inc., a Delaware corporation (the “Company”) in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated as of October 16, 2011, by and among the Company, Sherpa Merger Sub, Inc., a Delaware corporation, Sherpa Acquisition, LLC, a Delaware limited liability company, Sirius Holdings Merger Corporation, a Delaware corporation, Sirius Merger Corporation, a Delaware corporation, and El Paso Corporation, a Delaware corporation (as it may be amended from time to time, the “Merger Agreement”) and in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, of (i) up to 336,000,000 shares of Class P common stock, par value $0.01 per share, of the Company (the “Shares”) and (ii) 513,500,000 warrants representing the right to purchase the shares of Class P common stock of the Company (the “Warrants”) and the shares of Class P common stock of the Company underlying the Warrants, in each case to be issued in connection with the transactions contemplated by the Merger Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, Merger Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

December 16, 2011

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP